TriNet Appoints Sidney Majalya as Chief Legal Officer and Announces Departure of Samantha Wellington

DUBLIN, Calif., September 5, 2024 — TriNet (NYSE: TNET) has announced the appointment of Sidney Majalya as Senior Vice President, Chief Legal Officer and Secretary, effective September 16. Majalya succeeds Samantha Wellington, Executive Vice President, Business Affairs, Chief Legal Officer and Secretary who is departing after eight years with the Company to pursue another opportunity.
Majalya brings 25 years of legal, risk and compliance experience in the technology and government sectors, most recently serving as TriNet’s Vice President and Deputy General Counsel. Before that, he was Executive Vice President, Chief Risk Officer and Deputy General Counsel at Binance U.S.
Prior to Binance U.S., Majalya held senior leadership roles at Intel, Uber Technologies and Oracle. He also previously served as a trial attorney in the Antitrust Division of the U.S. Department of Justice. Majalya earned a Bachelor of Arts from Dartmouth College and a Juris Doctor from Columbia Law School.
“I am pleased to announce the appointment of Sidney as our new Chief Legal Officer,” said Mike Simonds, TriNet President and CEO. “With his knowledge of TriNet and strong track record in legal, risk, and regulatory compliance, Sidney is uniquely qualified to step into this role. Beyond his technical expertise, Sidney is a strong, collaborative and inclusive leader who will be a terrific addition to our executive team. I look forward to partnering with him as we continue to grow our business in a high-quality and compliant way.”
Commenting on the departure of Wellington, Simonds said, "Samantha has built a very strong legal and compliance team at TriNet and has been a trusted advisor to our executive leadership and board of directors. In addition, Samantha has played a critical role in TriNet’s Environmental, Social, and Governance (ESG) work with a particularly strong impact in making TriNet a more inclusive and diverse organization at every level.” He added, “On behalf of TriNet, I want to thank Samantha for her many contributions over the past eight years and wish her much-continued success.”
About TriNet TriNet (NYSE: TNET) provides small and medium-size businesses (SMBs) with full-service industry-specific HR solutions, providing both professional employer organization (PEO) and human resources information system (HRIS) services. TriNet offers access to human capital expertise, benefits, risk mitigation, compliance, payroll, and R&D tax credit services, all enabled by industry-leading technology. TriNet's suite of products also includes services and software-based solutions to help streamline workflows by connecting HR, benefits, employee engagement, payroll and time & attendance. Rooted in more than 30 years of supporting entrepreneurs and adapting to the ever-changing modern workplace, TriNet empowers SMBs to focus on what matters most—growing their business and enabling their people. For more information, visit TriNet.com or follow us on Facebook, LinkedIn and Instagram.

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